SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DIAMOND FOODS, INC.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.
PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.
REPORT OF THE AUDIT COMMITTEE
STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
PENSION BENEFITS
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS
OTHER BUSINESS

November 23, 2009

To our stockholders:

You are cordially invited to attend our 2010 annual meeting of stockholders (“Annual Meeting”) to be held at 333 Battery Street, San Francisco, California 94111 on Friday, January 15, 2010 at 9:00 a.m., Pacific Time.

The matters to be acted upon at the Annual Meeting are described in detail in the accompanying notice of the 2010 Annual Meeting and proxy statement. The annual meeting materials include the notice, proxy statement, our annual report and proxy card, all of which are enclosed.

Please use this opportunity to contribute to our company by voting on the matters to come before this Annual Meeting. Stockholders who hold shares in their own name through our transfer agent, Computershare, or who hold physical stock certificates can cast their vote online or by telephone. To vote online or by telephone, follow the instructions for online voting contained within your Annual Meeting materials. If you do not wish to vote online or by telephone, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope promptly so that your shares will be represented at the Annual Meeting. Voting online, by telephone or by returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Sincerely,

Michael J. Mendes
President and Chief Executive Officer

Diamond Foods, Inc.
600 Montgomery Street
San Francisco, California 94111

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

Our 2010 annual meeting of stockholders (“Annual Meeting”) will be held at 333 Battery Street, San Francisco, California 94111 on Friday, January 15, 2010 at 9:00 a.m., Pacific Time.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1. The election of three Class II members to our Board of Directors, each to serve until our 2013 annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our Board of Directors intends to present the following nominees for election as directors: Robert M. Lea, Dennis Mussell and Glen C. Warren, Jr.

2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2010.

3. The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on November 17, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By order of the Board of Directors

Stephen Kim
Secretary

San Francisco, California
November 23, 2009

Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, by telephone, or by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented.

Diamond Foods, Inc.
600 Montgomery Street
San Francisco, California 94111

PROXY STATEMENT

November 23, 2009

The accompanying proxy is solicited on behalf of the Board of Directors of Diamond Foods, Inc., a Delaware corporation, for use at the 2010 annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held at 333 Battery Street, San Francisco, California 94111 on Friday, January 15, 2010 at 9:00 a.m., Pacific Time. This proxy statement and the accompanying form of proxy card were first mailed to stockholders on or about November 23, 2009. Our 2009 Annual Report to Stockholders, in addition to our Annual Report on Form 10-K, are enclosed with this proxy statement.

Record Date; Quorum

Only holders of record of Diamond Foods common stock as of the close of business on November 17, 2009 will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 16,626,540 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Effect of Abstentions and Broker Discretionary Voting

Shares held by a stockholder who indicates on the proxy card that he or she wishes to abstain from voting will not be taken into account in determining the outcome of the proposal. However, those shares are considered present and entitled to vote at the Annual Meeting and will count toward determining whether or not a quorum is present.

If a stockholder does not give his or her broker instructions as to how to vote the shares held by the broker for that stockholder, the broker may vote those shares on “routine” matters, such as the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Shares voted by brokers in this manner are counted for the purpose of establishing a quorum and for the purpose of determining the outcome of such “routine” proposals. In the event a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, referred to as a “broker non-vote,” then those shares will not be considered entitled to vote with respect to that matter, but will be treated as shares present for the purpose of determining the presence of a quorum to transact business at the meeting.

Voting Rights; Required Vote; Quorum

Stockholders are entitled to one vote for each share of common stock held as of the record date. Directors will be elected by a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors. Approval of Proposal No. 2 ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2010 requires the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting, either in person or by proxy. The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal. A majority of the outstanding shares, represented at the Annual Meeting in person or by proxy, is the quorum required to transact business at the Annual Meeting.

Voting of Proxies

Most stockholders have three options for submitting their votes, by Internet, telephone or mail. If you have Internet access, you may submit your proxy by following the “Vote by Internet” instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card. If you complete and properly sign the proxy card you receive and return it to us in the prepaid envelope, your shares will be voted in accordance with the specifications made on the proxy card. If no specification is made on a signed and returned proxy card, the shares represented by the proxy will be voted “for” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2010 and in the discretion of the proxy holders on any other matter that may be properly brought before the Annual Meeting. We encourage stockholders with Internet access to record their votes on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause votes to arrive late and therefore not be counted. Stockholders who attend the Annual Meeting may vote in person, and any previously submitted votes will be superseded by the vote cast at the Annual Meeting.

Adjournment of Annual Meeting

If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies for the Annual Meeting. After the original mailing of the proxy cards and other soliciting materials, we and our agents also may solicit proxies by mail, telephone, facsimile or email. After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

Any person signing a proxy card in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. Registered holders may revoke a proxy by signing and returning a proxy card with a later date, by delivering a written notice of revocation to Computershare, P.O. Box 43078, Providence, Rhode Island 02940, that the proxy is revoked or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the Annual Meeting. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the Annual Meeting.

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future Annual Reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner (you hold your Diamond Foods shares in your own name through our transfer agent, Computershare, or you are in possession of stock certificates): visit www.computershare.com to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank or a trustee): visit www.icsdelivery.com to enroll.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare, our transfer agent, at (800) 733-5001 with questions about electronic delivery.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of ten directors, three of whom are the Class II directors standing for election at the Annual Meeting. It is intended that the proxies will be voted for the three nominees named below for election to our Board of Directors unless authority to vote for any such nominee is withheld. All of the nominees are presently members of our Board of Directors.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director, and each nominee has confirmed that he will serve on the Board if elected. The term of office of each person elected as a director will continue until the 2013 annual meeting of our stockholders or until his successor has been elected and qualified.

Nominees

The names of the nominees, their ages and background information are set forth below:

			Director
Name of Nominee	Age	Principal Occupation	Since

Robert M. Lea	66	Founder and Owner, Law Offices of Robert Lea	2005
Dennis Mussell	67	Retired, former President and Chief Executive Officer of Chicken of the Sea International	2005
Glen C. Warren, Jr.	53	President, Chief Financial Officer and a director of Antero Resources Corporation	2005

Robert M. Lea served as a member of the Board of Directors of our predecessor company, Diamond Walnut Growers, from 1993 to July 2005. Since November 2004, Mr. Lea has practiced law as a solo practitioner with the Law Offices of Robert Lea, which he founded. From January 2004 to November 2004, Mr. Lea served as the Managing Partner of Lea and Shepherd, a law firm. From 1984 to December 2003, he was a partner of the law firm Lea & Arruti. Mr. Lea holds a B.A. from the University of California, Davis and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall).

Dennis Mussell is the retired former President and Chief Executive Officer of Chicken of the Sea International, a packaged seafood company, after serving from August 1997 until January 2005. Prior to holding this position, he served in various senior capacities with Van Camp Seafood Company, Inc., the predecessor corporation to Chicken of the Sea International, including most recently Chief Operating Officer. Mr. Mussell has extensive work experience in the packaged food industry. He holds a B.S. from Southwest Missouri State University.

Glen C. Warren, Jr. has served as President, Chief Financial Officer and a director of Antero Resources Corporation, a natural gas exploration and production company, since June 2002. Prior to joining Antero Resources Corporation, he served as a Managing Director of Concert Energy Advisors, an investment banking advisory firm to energy companies, from November 2001 to June 2002. From 1998 to March 2001, Mr. Warren served as Chief Financial Officer, Executive Vice President and a member of the Board of Directors of Pennaco Energy, Inc., an energy exploration and production company, from 1998 to March 2001. From 1989 to 1998, he was an investment banker with Dillon, Read & Co., Inc., Kidder, Peabody & Co. Incorporated and Lehman Brothers Inc. Mr. Warren holds a B.A. from the University of Mississippi, a J.D. from the University of Mississippi School of Law and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

The four directors listed below are Class III members of the Board. Their terms expire at the 2011 annual meeting of stockholders.

			Director
Name of Director	Age	Principal Occupation	Since

John J. Gilbert	66	Owner and President of Gilbert Orchards and Rio Oso Groves, Inc.	2005
Steven M. Neil	57	Executive Vice President and Chief Financial and Administrative Officer of Diamond Foods, Inc.	2005
Robert J. Zollars	52	Chairman and Chief Executive Officer of Vocera Communications, Inc.	2005
Edward A. Blechschmidt	57	Retired, director on four public company boards	2008

John J. Gilbert is our Chairman of the Board of Directors. He served as the Chairman of the Board of Directors of our predecessor company, Diamond Walnut Growers, from 1996 to July 2005. Since 1983, Mr. Gilbert has been the owner and President of Gilbert Orchards and Rio Oso Groves, Inc., each of which is a family corporation focusing on walnuts. He holds a B.S. from California Polytechnic State University, San Luis Obispo.

Steven M. Neil has served as Executive Vice President, Chief Financial and Administrative Officer of Diamond since March 2008. In addition, Mr. Neil has served on our Board of Directors since July 2005. Prior to joining Diamond, Mr. Neil was Executive Vice President and Chief Financial Officer of The Cooper Companies, Inc., a company that manufactures specialty healthcare products, from April 2007 until March 2008. From January 2005 to April 2007, Mr. Neil was Vice President and Chief Financial Officer of The Cooper Companies. From July 2003 to January 2005, he served as Executive Vice President, Chief Financial Officer and Secretary of Ocular Sciences, Inc., a contact lens company. From October 1997 to June 2003, he was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Sola International, a marketer of eyeglass lenses. He holds a B.A. from the University of California, Santa Barbara, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Robert J. Zollars has served as Chairman and Chief Executive Officer of Vocera Communications, Inc., a company providing instant wireless communications solutions, since June 2007. From May 2006 to June 2007, Mr. Zollars was President and Chief Executive Officer of Wound Care Solutions, LLC, a holding company that operates chronic wound care centers in partnership with hospitals in the U.S. From July 1999 to March 2006, Mr. Zollars was chairman of the Board of Directors and Chief Executive Officer of Neoforma, Inc., a provider of supply chain management solutions for the healthcare industry. From 1997 to July 1999, he served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company. Earlier in his career, while employed at Baxter International, a healthcare products and services company, Mr. Zollars served as President of a dietary products joint venture between Baxter International and Kraft General Foods. He holds a B.S. from Arizona State University and an M.B.A. from John F. Kennedy University.

Edward A. Blechschmidt was Chief Executive Officer of Novelis Corp. from December 2006 until its sale to the Birla Group on May 2007. He was Chairman, Chief Executive Officer and President of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services, from March 2000 to June 2002. From March 1999 to March 2000, Mr. Blechschmidt served as Chief Executive Officer and a director of Olsten Corporation, the conglomerate from which Gentiva Health Services was split off and taken public. He served as President of Olsten from October 1998 to March 1999. He also served as President and Chief Executive Officer of Siemens Nixdorf America and Siemens Pyramid Technologies from July 1996 to October 1998. Prior to Siemens, he spent more than 20 years with Unisys Corporation, including serving as its Chief Financial Officer. Mr. Blechschmidt serves as a director of Healthsouth Corp., Lionbridge Technologies, Inc., and Columbia Laboratories, Inc.

The three directors below are Class I members of the Board. Their terms expire at the 2012 annual meeting of stockholder.

			Director
Name of Director	Age	Principal Occupation	Since

Joseph P. Silveira	62	President of Farmland Management Services, Inc.	2005
Laurence M. Baer	52	President, San Francisco Giants	2005
Michael J. Mendes	46	President and Chief Executive Officer of Diamond Foods, Inc.	2005

Joseph P. Silveira served as a member of Board of Directors of our predecessor company, Diamond Walnut Growers, from June 2002 to July 2005. Since 1994, Mr. Silveira has served as President of Farmland Management Services, Inc., an agricultural services company, directing property acquisitions, operations, leases and sales. He holds a B.S. from California Polytechnic State University, San Luis Obispo.

Laurence M. Baer has served as the President of the San Francisco Giants Baseball Club, a major league baseball team, since October 2008. Prior to becoming President, Mr. Baer was Executive Vice President of the San Francisco Giants Baseball Club since 1992 and was its Chief Operating Officer since 1996. From 1990 until 1992, he served as Assistant to the Chairman of CBS, Inc., a media and entertainment corporation. Mr. Baer holds a B.A. from the University of California, Berkeley, and an M.B.A. from Harvard Business School.

Michael J. Mendes has served as President and Chief Executive Officer of Diamond since 1998, and served as Vice President of International Sales and Marketing, prior to being appointed as CEO. Mr. Mendes served as Manager of International Marketing of the Dole Food Company, an international food company, from 1989 to 1991. Mr. Mendes has served as Chairman of the Grocery Manufactures Association’s President’s Advisory Council and currently serves on the Industry Affairs Council. He is currently on the Advisory Board of the Wine Group, a wine company, and has served on the boards of various industry associations. He holds a B.S. from the California Polytechnic State University, San Luis Obispo, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a code of conduct and ethics for directors, officers and employees, known as the Diamond Code of Conduct. Our certificate of incorporation, bylaws, committee charters and Diamond Code of Conduct form our corporate governance framework. The Diamond Code of Conduct and the charters governing the responsibilities and duties of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are available through the investor relations page at our web site: www.diamondfoods.com. We will post on this web site any amendments to the Diamond Code of Conduct or waivers of the Diamond Code of Conduct for our directors and executive officers.

Composition of Board of Directors

Our Board of Directors has ten authorized members, who are John Gilbert, Robert Lea, Joseph Silveira, Laurence Baer, Dennis Mussell, Steven Neil, Glen Warren, Robert Zollars, Edward Blechschmidt and Michael Mendes.

Our Board is divided into three classes:

•	Class I directors, whose terms expire at the 2012 annual meeting of stockholders;

•	Class II directors, whose terms expire at the 2010 annual meeting of stockholders; and

•	Class III directors, whose terms expire at the 2011 annual meeting of stockholders.

At each annual meeting of stockholders, the successors to directors whose terms have expired will be elected to serve from the time of their election and qualification until the third annual meeting following their election.

Board of Directors Meetings and Committees

During the 2009 fiscal year, our Board of Directors met six times and acted by unanimous written consent once. No director attended fewer than 75% of the total number of meetings of the Board held while the director served and the total number of meetings held by all committees of the Board of Directors on which the director served during the 2009 fiscal year.

Audit Committee.  The Audit Committee reviews and evaluates our financial statements, accounting practices and internal audit and control functions, selects our independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The members of our Audit Committee currently are Mr. Silveira, Mr. Mussell and Mr. Blechschmidt, with Mr. Blechschmidt serving as chairman of the committee. The Board of Directors has determined that Mr. Blechschmidt qualifies as an “Audit Committee financial expert” as defined by the rules of the SEC and that all of the members of the Audit Committee are independent under applicable NASDAQ listing standards. The Audit Committee met five times during fiscal 2009.

Compensation Committee.  The Compensation Committee reviews and determines the compensation and benefits of our officers and directors. The committee also administers our equity compensation and employee benefits plans and reviews general policies relating to compensation and benefits. To support the committee’s duties, Diamond has commissioned compensation studies from Radford Surveys and Consulting, a division of Aon Consulting (“Radford”), to provide the committee and management with benchmarks regarding base salary, bonus, and long-term equity incentives for executive officers. The members of our Compensation Committee are Mr. Baer, Mr. Warren and Mr. Zollars, with Mr. Zollars serving as chairman of the committee. The Board of Directors has determined that all of the members of the Compensation Committee are independent directors as defined under applicable NASDAQ listing standards. The Compensation Committee met twice during fiscal 2009.

Role of Independent Consultant.  In fiscal 2009 we retained Radford to serve as a third-party compensation consultant to assist both management and the Compensation Committee in evaluating executive compensation programs and amounts of executive and director compensation. Our General Counsel and our Human Resources department provide the information requested by Radford in the preparation of its compensation-related recommendations for the Compensation Committee. Radford meets with the Chairman of the Compensation Committee to review its recommendations in advance of delivery of the final report to the Compensation Committee. We believe that utilizing an independent compensation consultant helps us assure that our executive compensation programs are reasonable and consistent with our objectives.

In fiscal 2009, we instructed Radford to review market data for base salaries, actual total cash compensation, annualized value of long-term incentive awards, and actual total direct compensation for our named executive officers. Radford recommended that compensation levels within 20% above or below the median, in the case of cash compensation, and 35% above or below the median in the case of equity compensation, to be within competitive norms for senior management level positions. Radford was not instructed to make recommendations about the form of executive compensation, but was informed about the elements of executive compensation we use and instructed to recommend appropriate ranges for each of those compensation elements.

Accordingly, Radford developed benchmarks for compensation of the principal executive officer and the principal financial officer from a peer group of eleven public companies based on their public proxy statement disclosures. Radford also developed benchmarks for other executive officer compensation by analyzing the results of three third-party reports on executive compensation paid by entities of similar revenue size in the non-durable goods manufacturing and food industries. The reports were “Executive Compensation Survey, 2008” (William M. Mercer), “Top Management Compensation, Regression Analysis Report, 2008/2009” (Watson Wyatt Data Services) and “CDB Executive Compensation Database, 2007 Single Regression Report”

(Towers Perrin). The Compensation Committee used the information derived from the peer group to assist it in making compensation decisions for our Chief Executive Officer and Chief Financial Officer, since those were the positions that were most easily matched in the peer group. The Compensation Committee used the result from the third party surveys to assist in making compensation decisions for the other named executive officers.

Nominating and Governance Committee.  The Nominating and Governance Committee makes recommendations to our Board of Directors concerning candidates for election as directors and other corporate governance related matters. The members of our Nominating and Governance Committee are Mr. Mussell, Mr. Warren and Mr. Zollars, with Mr. Warren serving as chairman of the committee. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent directors as defined under applicable NASDAQ listing standards. The Nominating and Governance committee did not meet during fiscal 2009.

Consideration of Director Nominees

Director Qualifications.  The goal of the Nominating and Governance Committee is to ensure that the members of our Board of Directors have a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the committee seeks nominees with high professional and personal integrity, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the committee considers the level of the candidate’s commitment to active participation as a director, both at Board and committee meetings and otherwise. Although the committee uses these and other criteria to evaluate potential nominees, we have not established any particular minimum criteria for nominees. When appropriate, the committee may retain executive recruitment firms to assist in identifying suitable candidates. After its evaluation of potential nominees, the committee submits nominees to the Board of Directors for approval. The committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders.

Stockholder Nominees.  The Nominating and Governance Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the possible election at the next annual meeting of stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than the close of business on the 75th day and no earlier than the close of business on the 105th day prior to the anniversary date of the mailing of our proxy statement in connection with the previous year’s annual meeting of stockholders. However, if the next annual meeting of stockholders occurs on a date more than 30 days earlier or more than 60 days later than the anniversary of the prior year’s annual meeting of stockholders, then nominations must be received not earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

Recommendations for candidates should be accompanied by the information required by Section 1.11(a)(ii) of our Bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy the rules of the Securities and Exchange Commission or The NASDAQ Stock Market. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Nominating and Governance Committee will evaluate such candidate, along with the other candidates being evaluated by the committee, in accordance with the committee’s charter and will apply the criteria described in this section.

Independent Directors

The Board of Directors has determined that each of Mr. Baer, Mr. Blechschmidt, Mr. Mussell, Mr. Warren, Mr. Silveira and Mr. Zollars is an “independent director” under applicable NASDAQ listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986. Mr. Baer is

the President of the San Francisco Giants, with whom we have a corporate sponsorship arrangement. In connection with the sponsorship, we paid the San Francisco Giants a fee and receive sampling, signage and other brand exposure benefits at AT&T Park during the baseball season. The amount of the fee is not material to Diamond or the San Francisco Giants, and Mr. Baer does not receive any material direct or indirect benefit from the fee that would impair his independence. Mr. Silveira is the President of Farmland Management Services, which provides farming services to clients. One of Farmland Management’s clients is John Hancock, an insurance company that operates a number of farming assets including walnut orchards from which we purchase walnuts. Mr. Silveira receives a management fee from John Hancock for providing farming services, which is unrelated to the purchase price we pay to John Hancock for walnuts. We do not believe that Mr. Silveira has a material direct or indirect interest in our arrangement with John Hancock that would impair his independence.

Communication with the Board

You may contact the Board of Directors by sending a letter addressed to the Board of Directors, care of Corporate Secretary, Diamond Foods, Inc., 600 Montgomery Street, 17th Floor, San Francisco, California 94111. An employee will forward these letters directly to the Board of Directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. We may forward correspondence, such as product-related inquiries, elsewhere within Diamond for review and possible response. We reserve the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

Director Attendance at Meetings

Each member of the Board of Directors is expected to be available to attend all regularly scheduled meetings of the Board and any committees on which the director serves, and our annual meeting of stockholders. All directors attended our last annual meeting. Each director is expected to make his best effort to attend all special Board and applicable committee meetings.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2010, and our stockholders are being asked to ratify the Audit Committee’s appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1998. Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2010. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests as well as the best interests of our stockholders.

Audit Fees

The following table presents information regarding the fees estimated and billed by Deloitte & Touche LLP and affiliated entities for the 2009 and 2008 fiscal years.

	For the Year
	Ended July 31,
Nature of Services	2009	2008
	(In thousands)

Audit Fees	$976	$896
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$976	$896

Audit Fees.  This category includes services provided in connection with the audit of our annual, consolidated financial statements, the review of our unaudited, quarterly consolidated financial statements, review of our periodic and current reports filed with the Securities and Exchange Commission, and for fiscal 2009, audit activities associated with an acquisition. For fiscal 2009 and 2008, audit fees also includes fees for evaluation of our internal control over financial reporting.

Audit-related Fees.  We did not incur any audit-related fees during fiscal 2009 or fiscal 2008.

Tax Fees.  We did not incur any Tax Fees during fiscal 2009 or 2008.

All Other Fees.  We did not incur any other fees during fiscal 2009 or fiscal 2008.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee charter provides that the Audit Committee will approve the fees and other significant compensation to be paid to our independent auditors, and pre-approve all audit services and all non-audit services of independent auditors permitted under applicable law. The charter also provides that the Audit Committee may establish other pre-approval policies and procedures for the engagement of independent auditors to render services to us, including without limitation policies that would allow the delegation of pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated pre-approval authority for up to $25,000 in expenses to the chairman of the Audit Committee. The chairman or the Audit Committee has approved all audit and audit-related work covered by the Audit Fees and Tax Fees. All fees listed above paid to our independent auditors during fiscal 2008 and 2009 were for work performed by the independent auditors’ full-time, permanent employees.

THE BOARD RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

REPORT OF THE AUDIT COMMITTEE

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Diamond specifically incorporates it by reference into such filing.

The Audit Committee is comprised of Ed Blechschmidt, Joseph Silveira and Dennis Mussell, all of whom have been determined to be independent by the Board of Directors under the applicable NASDAQ listing requirements and SEC rules. The Board also has determined that Mr. Blechschmidt is an Audit Committee financial expert as defined by the SEC. The committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter is available on Diamond Foods’ website at http://www.diamondfoods.com or to any stockholder otherwise requesting a copy.

The primary function of the Audit Committee is to provide advice with respect to Diamond Foods’ financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding (i) the quality and integrity of Diamond Foods’ financial statements, (ii) compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent registered public accounting firm serving as Diamond Foods’ auditors and (iv) the performance of Diamond Foods’ internal audit function and the independent auditors.

Management is responsible for Diamond Foods’ internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Diamond Foods’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed and discussed the audited financial statements of Diamond Foods for the fiscal year ended July 31, 2009 with management, and management represented that the financial statements of Diamond Foods were prepared in accordance with accounting principles generally accepted in the United States of America. Management has also represented that they have assessed the effectiveness of the company’s internal controls over financial reporting as of July 31, 2009 and determined that as of that date, the company has maintained effective internal control over financial reporting. The Audit Committee discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) as amended by SAS No. 91.

The Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with Deloitte & Touche LLP, our independent registered public accounting firm (“D&T”), the matters required to be discussed by the SAS No. 61, (3) received the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed the auditors’ independence with D&T and (4) reviewed and discussed with management and D&T management’s assertions regarding internal financial controls. Based upon these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2009 filed with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Ed Blechschmidt, Chairman
Joseph Silveira
Dennis Mussell

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of November 17, 2009 by each of our directors, each of our named executive officers, all of our directors and executive officers as a group and each stockholder known to us owning more than 5% of our common stock. The percentage of beneficial ownership for the table is based on 16,626,540 shares of our common stock outstanding as of November 17, 2009. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.

The number of shares beneficially owned by each stockholder is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes those shares over which the stockholder has or shares voting or investment control and includes those shares that the stockholder has the right to acquire within 60 days after November 17, 2009 through the exercise of any stock option. The “Percentage of Common Stock” column treats as outstanding all shares underlying options held by the named stockholder, but not shares underlying options held by other stockholders.

	Number of Shares	% of
Name of Beneficial Owner	of Common Stock	Common Stock

Directors and Officers:
Michael J. Mendes(1)	715,231	4.2%
Steven M. Neil(2)	117,310	*
Lloyd Johnson(3)	42,250	*
Andrew Burke(4)	65,666	*
Linda Segre	10,000	*
Stephen Kim(5)	46,713	*
John J. Gilbert(6)(7)	125,926	*
Joseph P. Silveira(7)	51,386	*
Robert M. Lea(7)	74,336	*
Laurence M. Baer(7)	47,058	*
Ed Blechschmidt(8)	18,568	*
Dennis Mussell(7)	47,058	*
Glen C. Warren, Jr.(7)	57,058	*
Robert J. Zollars(7)	48,408	*
All 12 current directors and executive officers as a group(9)	1,448,400	8.3%
Other 5% Stockholders:
Friess Associates LLC(10)	1,032,800	6.2%
Barclays Global Investors, N.A(11)	989,778	6.0%

*	Less than one percent.

(1)	Includes 496,621 shares that may be acquired upon exercise of stock options in the next 60 days. Also includes 22,043 shares purchased by Mr. Mendes in the open market.

(2)	Includes 41,250 shares that may be acquired upon exercise of stock options.

(3)	Includes 8,250 shares that may be acquired upon exercise of stock options.

(4)	Includes 28,750 shares that may be acquired upon exercise of stock options.

(5)	Includes 17,387 shares that may be acquired upon exercise of stock options.

(6)	Includes 42,833 shares in the name of Gilbert Orchards and 20,076 shares in the name of Rio Oso Groves, Inc. Mr. Gilbert is an owner and executive officer of Rio Oso Groves, Inc. and Gilbert Orchards. Mr. Gilbert has sole voting and dispositive control over the shares owned by Rio Oso Groves, Inc. Mr. Gilbert and William H. Gilbert have shared voting and dispositive control over the shares owned by

Gilbert Orchards. Also includes 15,959 shares in the name of The John and Sandra Gilbert Trust DTD 3/6/2000. Mr. Gilbert is a co-trustee of the trust.

(7)	Includes 40,000 shares that may be acquired upon exercise of stock options.

(8)	Includes 10,000 shares that may be acquired upon exercise of stock options.

(9)	Includes an aggregate of 882,258 shares that may be acquired upon exercise of stock options by all directors and executive officers as a group.

(10)	Based on Schedule 13G filed by Friess Associates LLC on February 13, 2009 with the SEC. The address for Friess Associates is 115 E. Snow King, Jackson, Wyoming 83001. Friess Assoicates has sole voting and dispositive power over 1,032,800 shares.

(11)	Based on Schedule 13G filed on December 31, 2008 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, as a group (collectively, “Barclays”). Barclays has sole voting power over 775,315 shares and sole dispositive power over 989,778 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own shares representing more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during the 2009 fiscal year.

MANAGEMENT

Executive Officers

Name	Age	Position

Michael J. Mendes	46	President, Chief Executive Officer and Director
Steven M. Neil	57	Chief Financial and Administrative Officer, Executive Vice President
Lloyd J. Johnson	47	Chief Sales Officer, Executive Vice President
Andrew Burke	43	Senior Vice President, Marketing
Linda B. Segre	49	Senior Vice President, Corporate Strategy and Communications
Stephen E. Kim	40	Vice President, General Counsel and Human Resources

Michael J. Mendes has served as President and Chief Executive Officer of Diamond since 1998, and served as Vice President of International Sales and Marketing, prior to being appointed as CEO. Mr. Mendes served as Manager of International Marketing of the Dole Food Company from 1989 to 1991. Mr. Mendes has served as Chairman of the Grocery Manufactures Association’s President’s Advisory Council and currently serves on the Industry Affairs Council. He is currently on the Advisory Board of the Wine Group, a wine company, and has served on the boards of various industry associations. He holds a B.S. from the California Polytechnic State University, San Luis Obispo, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Steven M. Neil has served as our Executive Vice President and Chief Financial and Administrative Officer since March 2008. Prior to joining Diamond as an executive officer, Mr. Neil was Executive Vice President and Chief Financial Officer of The Cooper Companies, Inc., a company that manufactures specialty healthcare products, from April 2007 until March 2008. From January 2005 to April 2007, Mr. Neil was Vice President and Chief Financial Officer of The Cooper Companies. From 2003 to January 2005, he served as Executive Vice President, Chief Financial Officer and Secretary of Ocular Sciences, Inc., a contact lens company. From 1997 to 2003, he was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Sola International, a marketer of eyeglass lenses. He holds a B.A. from the University of California, Santa Barbara, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Lloyd J. Johnson has served as our Executive Vice President and Chief Sales Officer since September 2008. From July 2005 until August 2008, Mr. Johnson was a Senior Vice President for Expedia Inc., an online travel service company, during which time he managed various divisions within the Partner Services Group. Prior to joining Expedia, Mr. Johnson was employed at Kraft Foods, Inc., a food company, where he was Vice President, Sales and Customer Development, Kraft Canada from January 2005 to June 2005, and Customer Vice President, Kroger, from 2001 to 2004. Earlier in his career, Mr. Johnson held a variety of sales and sales management positions of increasing responsibility at Nabisco Biscuit Company and Ernest & Julio Gallo Winery. Mr. Johnson holds a B.A. from Eastern Washington University.

Andrew Burke has served as our Senior Vice President of Marketing since March 2007. From June 2006 to March 2007, Mr. Burke was our Vice President of Marketing. From 2004 until June 2006, Mr. Burke served as Vice President, Marketing for Economy Wine, Spirits, Sparkling Wine and Beverages, at Ernest & Julio Gallo Winery. From 1997 until 2004, Mr. Burke worked at Kraft Foods, Inc. in a variety of capacities, including as a Category Business Director from September 2003 to September 2004 and a Senior Brand Manager from 2001 until 2003. Prior to Kraft, Mr. Burke worked at Young & Rubicam, Inc., as an Account Supervisor and Financial Analyst, and Laura Ashley, as a financial and inventory analyst. Mr. Burke holds an M.B.A from Fordham University and a B.A. from Rutgers.

Linda B. Segre has served as Senior Vice President, Corporate Strategy and Communications since August 2009. From September 2006 until April 2009, she was a Managing Director at Google.org, the corporate philanthropy organization of Google Inc., where she oversaw the climate change and global development initiatives and managed all operational aspects of the organization. From 1995 until September 2006, Ms. Segre was Vice President, Officer and Director at The Boston Consulting Group, a global management consulting firm, and served as the Managing Director of the San Francisco office from 2001 until September 2005. She first joined The Boston Consulting Group in 1987 and worked in a number of roles with increasing responsibilities until she became a Vice President in 1995. During her tenure at Boston Consulting group, she focused on serving clients in the consumer goods and financial services sectors. From 1981 until 1985, Ms. Segre was a touring golf professional in the United States, Europe and Asia. Ms. Segre holds a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Stephen E. Kim has served as Vice President, General Counsel and Human Resources since January 2008. From May 2005 to January 2008, he served as Vice President, General Counsel. Previously, he served as General Counsel for Oblix, Inc., a software company in Cupertino, California, from 2000 to March 2005. Before joining Oblix, Inc., Mr. Kim was an attorney with Wilson, Sonsini, Goodrich and Rosati, a law firm located in Palo Alto, California, from 1996 to 1999 and Weil Gotshal & Manages, a law firm located in New York, New York, from 1994 to 1996. Mr. Kim earned a B.A. from Johns Hopkins University and a J.D. from New York University School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we provide an explanation and analysis of the material elements of the compensation arrangements for our Chief Executive Officer and the other executive officers (including one former executive officer) named in the Summary Compensation Table on page 21 (referred to as our “named executive officers”) in fiscal year 2009. The purpose of this discussion is to provide the context for the presentation of the specific compensation paid to our named executive officers, as shown in the tables and narrative disclosure that follow.

Diamond’s Compensation Philosophy and Objectives

The objective of our executive compensation program is to attract, retain and motivate executives of exceptional ability who will provide strong leadership for Diamond and increase stockholder value. To that end, our executive compensation is designed to be competitive with our industry, taking into account performance and scope of responsibility, and to have a significant portion of each named executive officer’s total compensation “at-risk” through both near- and long-term incentive compensation arrangements. We design these incentives to reward accomplishment of individual goals, accomplishment of corporate strategic objectives and increases in stockholder value.

Executive Compensation Processes

Role of the Compensation Committee.  The Compensation Committee (referred to as the “Committee”) of our Board of Directors makes all decisions regarding compensation for our named executive officers other than our Chief Executive Officer. With respect to the Chief Executive Officer, the Committee makes its compensation recommendations to the Board of Directors (other than Mr. Mendes and Mr. Neil) for approval. Information regarding the Committee and its role is provided on page 6 under the heading “Corporate Governance and Board of Directors Matters — Compensation Committee.”

Benchmark Survey Data.  In making its fiscal 2009 executive compensation determinations, the Committee relied on data collected by Radford, which developed benchmarks for compensation of the principal executive officer and the principal financial officer of a peer group of 11 public companies, based on their public proxy statement disclosures. The peer group consisted of the same companies we have used since prior to our 2005 initial public offering, as developed by Radford in consultation with our Board of Directors and management. Because most of the peer group companies are larger than we are, Radford adjusted the peer group compensation data using a regression formula it developed based on revenue and base salaries. Radford also developed benchmarks for executive officer compensation by analyzing the results of three third-party reports on executive compensation paid by entities in the non-durable goods manufacturing and food industries with revenues similar to ours. The reports were “Executive Compensation Survey, 2008” (William M. Mercer), “Top Management Compensation, Regression Analysis Report, 2008/2009” (Watson Wyatt Data Services) and “CDB Executive Compensation Database, 2007 Single Regression Report” (Towers Perrin). The Committee used the peer group data to assist in making compensation decisions for our Chief Executive Officer and Chief Financial Officer, since those were the positions that were most easily matched in the peer group. The Committee used the third party survey data to assist in making compensation decisions for the other named executive officers.

The peer group consisted of the following companies:

•	Kraft Foods, Inc.

•	Campbell Soup Co.

•	Hershey Foods Corp.

•	McCormick & Co., Inc.

•	The J. M. Smucker Company

•	Lance, Inc.

•	Hain Celestial Group, Inc.

•	J&J Snack Foods Corp.

•	Tootsie Roll Industries, Inc.

•	Weider Nutrition International, Inc.

•	SunOpta, Inc.

Radford recommended that compensation levels within 20% above or below the median, in the case of cash compensation, and 35% above or below the median, in the case of equity compensation, were within competitive norms for senior management level positions. Radford was not instructed to provide recommendations about the form of executive compensation, but was informed about the elements of executive compensation we use and instructed to recommend appropriate ranges for each of those compensation elements.

The Chief Executive Officer Makes Recommendations.  At the beginning of the fiscal year our Chief Executive Officer, in consultation with each individual named executive officer, develops individual goal achievement plans that become targets determining their annual bonuses. After completion of the fiscal year, the Chief Executive Officer reviews the officer’s performance relative to those individual goals and makes recommendations to the Committee about the officer’s achievement relative to his goals. The Chief Executive Officer also makes specific recommendations to the Committee about appropriate base salary, bonus and equity awards for each named executive officer.

Components of Executive Compensation

The material elements of compensation for our named executive officers are salaries, bonuses and equity incentives. Named executive officers also receive perquisites and participate in other programs.

Base Salary.  Base salary is one of the compensation elements that enable us to attract and retain executive talent by establishing a minimum compensation level for executives. In addition, salary increases enable us to reward superior individual performance, organizational advancement and increasing levels of responsibility. The Committee reviews the results of the compensation study performed by Radford, as described above under “— Benchmark Survey Data,” and evaluates Radford’s recommended range of base salaries as a starting point. The final determination of base salaries for our named executive officers is based on the Committee’s subjective determination, taking into consideration the CEO’s recommendations (for named executive officers other than himself), salary adjustments in prior years, the individual executive officer’s role in the organization, his or her performance during the prior fiscal year, retention and our budgeted increase or decrease in base salaries for our company generally.

In establishing base salaries for named executive officers in fiscal 2009, the Committee reviewed recommendations by the Chief Executive Officer with respect to the named executive officers other than himself, based on his subjective assessments of each executive’s experience, responsibilities, teamwork, performance and reference to benchmark data. The Committee also made subjective assessments about the Chief Executive Officer’s performance, and made reference to benchmark data, in recommending Mr. Mendes’ base salary for fiscal 2009.

Annual Bonus Incentives.  Bonus is another compensation element that enables us to attract and retain executive talent and to motivate our executive team to pursue strategic objectives, by creating opportunities for extra compensation on an annual basis. Bonuses also create opportunities to provide general incentives for our named executive officers as a group and specific incentives for particular executives. We pay bonuses to our named executive officers under our Diamond Annual Bonus Program, which the Committee administers. Annual bonuses are intended to promote the achievement of our annual corporate financial goals and other corporate initiatives.

Under the Diamond Annual Bonus Program, the target bonuses for each of our named executive officers in 2009 were based on level in the organization, as follows: President & CEO — 100% of base salary; Chief Sales Officer and Chief Financial and Administrative Officer — 70% of base salary; Senior Vice President Marketing — 50% of base salary; and Vice President, General Counsel and Human Resources — 45% of base salary. For exceptional performance, a named executive officer may earn up to two times the target bonus.

For fiscal 2009, the bonus potential for named executive officers were allocated between an objective financial metric, representing 80% of bonus potential, and individual objectives, representing 20% of the bonus potential. The Committee and Board believed that earnings growth was the most important facet of Company performance during fiscal 2009, and accordingly, it tied a significant proportion of bonus potential to our earnings performance.

With respect to bonuses tied to individual objectives, our Board reviews and approves an annual plan outlining Diamond’s business objectives and key initiatives for the upcoming fiscal year. Each named executive officer other than the Chief Executive Officer develops a detailed plan consisting of individual goals, the achievement of which supports the annual plan. Each of the major categories of business goals and objectives contained in our corporate annual plan is supported by one or more of these individual goal achievement plans. Our Chief Executive Officer reviews and approves the individual goal achievement plans. At the end of the fiscal year, each executive other than the Chief Executive Officer performs a self-assessment of his performance relative to his individual goal achievement plan, which our Chief Executive Officer reviews, adjusts and approves. At the conclusion of this process, each named executive officer other than the Chief Executive Officer is assigned a score of zero to 100 points, with 100 points signifying target performance and bonus earned. For exceptional results, a named executive officer may earn up to two times the target bonus. The Committee reviews the Chief Executive Officer’s recommendations and approves bonus payments to these officers based on this achievement score.

The Committee also recommends the Chief Executive Officer bonus compensation to the Board based on the Committee’s assessment of our achievement of goals and initiatives for the year. The fiscal 2009 annual plan against which our Chief Executive Officer’s performance was measured consisted of business goals and corporate objectives that were approved by our Board of Directors at the beginning of fiscal 2009. The goals and objectives fall into the following main categories: integration of our Pop Secret acquisition, retail growth and market share, margin improvements and cost-efficiency initiatives, organizational development and recruiting and development of systems and infrastructure to support growth.

Equity Incentives.  The Committee believes that equity awards are a key component of its executive compensation program, because they help us attract and retain executive talent by creating opportunities for extra compensation and promoting a long-term view. Our 2005 Equity Incentive Plan enables Diamond to grant stock options, stock appreciation rights, restricted stock, and other equity awards. The Committee believes that these equity-based incentives serve the following purposes:

•	align the interests of our executives with those of other stockholders by making a portion of the officer’s compensation or net worth dependent upon the performance of our common stock;

•	create general corporate performance incentives for executives through their interest in stock options, which only have value if our stock price increases;

•	compete with executive compensation at other companies by augmenting the value of the total compensation package offered to executives without using cash; and

•	retain executives through vesting of equity awards.

The Committee makes equity awards to executive officers annually, and the Committee and Board retain discretion to make additional equity awards, for recruiting, retention or other purposes. The Chief Executive Officer presents his equity award recommendations for the named executive officers other than himself to the Committee. The recommendations take into account a range of targeted grants suggested by Radford, with the specific grant size recommendation based on the individual’s contributions during the prior fiscal year, importance to the organization and scope of responsibility. The Committee considers the Chief Executive Officer recommendations and has discretion to determine whether or not to make any equity grant and the size of any grant. The Committee takes into account the grant recommendations from Radford in the context of the total value of the other elements of the compensation package for named executive officers when making its determinations. The Committee makes recommendations to the full Board of Directors as to any equity grant for the Chief Executive Officer, with reference to benchmark data and based on company and individual performance. The Board of Directors has the discretion to determine whether to make any equity grant to the Chief Executive Officer and if so, the size of such grant.

The Committee makes annual grants either at in-person meetings or by unanimous written consent, with the stock option exercise price equal to the closing price of our common stock on the date of the meeting or the date on which all of the written consents were signed. From time to time, the Committee has acted by unanimous written consent to approve new hire option grants for newly-hired officers, in which case the Committee’s practice has been to set the stock option exercise price equal to the closing price of our common stock on the date all written consents have been signed.

In connection with our annual equity incentive grants, named executive officers may participate in a cash/stock election program, which allows the individual to forego a portion of an equity grant that the officer otherwise would have been entitled, and instead receive a cash payment. The election must be made in advance of the grant of the annual equity award, and the named executive officer is not guaranteed that such a grant will be made. If the named executive officer elects to waive a portion of the grant, the cash to be paid is equal to the number of shares waived multiplied by the closing price of our common stock on the date of grant of the unwaived portion of the equity award, minus a 5% discount. The cash payment is paid in two equal installments. The first installment is payable on the two-month anniversary of the date of grant of the unwaived portion of the equity award and the second installment is payable ten months thereafter. Payment of the cash amount is subject to continued employment. The Committee believes that the 5% discount applied to the cash value of the waived shares is appropriate in light of the liquidity that the program offers to the individuals, which will have the effect of lowering the total compensation expense to Diamond versus the full equity grant.

Restricted stock is subject to time-based vesting, during which time the executive officer is the beneficial owner of the restricted shares and possess all voting and dividend rights. Dividends are payable at the same rate as is paid on the Company’s common shares generally. During fiscal 2009, we paid quarterly dividends at a rate of $0.045 per share.

Stock Ownership Guidelines.  In July 2008, the Board approved stock ownership guidelines for Board members and executive officers, to more closely align their interests with those of our stockholders. Under the guidelines, our Chairman of the Board of Directors is required to hold at least 75,000 shares of our common stock and all other Board members are required to hold at least 15,000 shares. Each executive officer is expected to own a number of shares equal in value to the following multiples of his or her base salary: Chief Executive Officer — 500%; Executive Vice President — 200%; Senior Vice President — 150% ; and Vice President — 150%. Shares that count toward satisfaction of these stock ownership guidelines include: shares beneficially owned by the executive or director, or by any of his or her immediate family members residing in the same household, regardless of how such shares were acquired; shares beneficially owned through any business entity controlled by such individual; shares held in trust for the benefit of the executive or director or his or her family; vested and unvested shares of restricted stock granted under our equity incentive plans; and one-third of all shares subject to stock options granted to the executive or director under our equity incentive plans. Executive officers and Board members are expected to comply with these guidelines by the later of July 31, 2011 or three years after being appointed an executive officer or being appointed or elected a member of the Board.

Severance and Change of Control Benefits.  Each of our named executive officers is covered by an arrangement under which the executive officer will receive payments in the event employment is terminated after a change of control of Diamond. Payments vary from one to three times salary, based on position and tenure in the company. In addition, if we terminate our Chief Executive Officer without cause, he is entitled to continuation of his salary and health, dental and vision insurance benefits for up to 12 months, as well as outplacement services. Finally, under our 2005 Equity Incentive Plan, all outstanding equity awards will vest upon a change of control of Diamond if not assumed by the acquirer. We believe that these benefits are competitive in the industry and assist in recruiting and retaining executive officers. For more information, please refer to “Potential Payments upon Employment Termination and Change of Control Events,” which begins on page 26.

Retirement Plans.  The executive officers participate in the same 401(k) plan on the same terms provided to all administrative employees. Pursuant to the 401(k) plan, we make a contribution of 3% of base salary into 401(k) accounts, up to a maximum of $7,350 per year. In addition, the Chief Executive Officer participates in Diamond Foods Retirement Restoration Plan, a non-qualified supplemental retirement plan that provides supplemental benefits upon retirement. This retirement program, which was first implemented in 1989, was established to incent and retain senior executives by rewarding long-term contributions by providing income security upon retirement. We do not consider the 401(k) plan an important element of our executive compensation arrangements. For more information regarding the Diamond Foods Retirement Restoration Plan, please see “Pension Benefits” on page 25.

Perquisites.  We provide executive officers with perquisites and other personal benefits that we believe are consistent with our overall compensation program, in order to enable us to attract and retain executives. The Committee periodically reviews the types of perquisites and other personal benefits provided to executive officers, and does not consider perquisites an important element of our executive compensation arrangements.

Compensation Decisions for Fiscal 2009

The Compensation Committee’s specific compensation decisions for each of our named executive officers’ fiscal 2009 executive compensation are described in the following paragraphs.

Base Salary and Stock Awards

Mr. Mendes

Base Salary:  In July 2008, the Committee recommended, and the Board approved, an increase in base salary for Mr. Mendes from $540,500 to $610,000, effective in mid-August 2008. Prior to the adjustment, Mr. Mendes’ salary was below the median of the benchmark data for our peer group companies (after adjusting for size), and the increase better aligned his salary with the median competitive range and recognized his individual performance during fiscal 2008.

Stock Awards:  In fiscal 2009, the Committee recommended, and the Board approved, a restricted stock grant of 35,000 shares to Mr. Mendes, which was above the median of the benchmark survey data, as a result of our strong performance during the prior fiscal year and Mr. Mendes’ leadership in accomplishing those results.

Mr. Neil

Base Salary:  In July 2008, the Committee approved a 4% increase in base salary from $400,000 to $416,000, effective in mid-August 2008. The 4% increase was the median merit increase for executives indicated by survey data, as recommended by the compensation consultant.

Stock Awards:  In fiscal 2009, the Committee approved a restricted stock grant of 5,000 shares to Mr. Neil. Mr. Neil’s grant was pro-rated based on the portion of the prior fiscal year during which Mr. Neil was employed by Diamond. On an annualized basis, Mr. Neil’s grant was above the median of the benchmark survey data as a result of Diamond’s strong performance during the prior fiscal year and Mr. Neil’s individual contributions in achieving such results.

Mr. Johnson

Base Salary:  Mr. Johnson joined Diamond in September 2008, at which time the Committee approved his starting base salary of $390,000. His salary was established based on his salary level at his prior employer and the amount required to recruit and retain candidates for the position.

Stock Awards:  In connection with Mr. Johnson joining Diamond in September 2008, the Committee approved a new hire grant of 33,000 shares of restricted stock and an option to purchase 33,000 shares of common stock. The Committee believed the new hire grant amounts were necessary to recruit and retain Mr. Johnson in the Chief Sales Officer position.

Mr. Burke

Base Salary:  In July 2008, the Committee approved a 4% increase in base salary from $246,500 to $256,400, effective in mid-August 2008. The 4% increase was the median merit increase for executives indicated by survey data, as recommended by the compensation consultant.

Stock Awards:  In fiscal 2009, the Committee approved a restricted stock grant of 5,000 shares to Mr. Burke, which was above the applicable median of the benchmark survey data as a result of Diamond’s strong performance during the prior fiscal year and his individual contributions in achieving such results.

Mr. Kim

Base Salary:  In July 2008, the Committee approved an increase in base salary from $197,500 to $220,000, effective in mid-August 2008. Prior to the adjustment, Mr. Kim’s salary was below the size-adjusted median of the benchmark data described in “Compensation Discussion and Analysis — Executive Compensation Process — Benchmark Survey Data,” and the increase better aligned his salary with the median.

Stock Awards:  In fiscal 2009, the Committee approved a restricted stock grant of 4,200 shares to Mr. Kim, which was above the applicable median of the benchmark survey data as a result of Diamond’s strong performance during the prior fiscal year and his individual contributions in achieving such results.

Mr. Ford

Base Salary:  In July 2008, the Committee approved an increase in base salary from $300,000 to $320,000, effective in mid-August 2008. Mr. Ford’s salary was adjusted to recognize his individual performance during fiscal 2008.

Stock Awards:  In fiscal 2009, the Committee approved a restricted stock grant of 14,700 shares to Mr. Ford, which was above the applicable median of the benchmark survey data as a result of Diamond’s strong performance during the prior fiscal year and his individual contributions in achieving such results.

Annual Bonus Program

Bonus tied to financial metric

For fiscal 2009, the financial metric target for the objective portion of the Annual Bonus Program was $1.27 earnings per share. Diamond achieved $1.47 earnings per share, resulting in maximum performance under the bonus program. Accordingly, the named executive officers received the following bonus amounts:

Named Executive Officer	Target Bonus Amount	Actual Bonus Amount

Michael Mendes	$517,280 (80% of base salary)	$1,034,560
Steven Neil	$239,949 (56% of base salary)	$479,898
Lloyd Johnson	$224,952 (56% of base salary)	$449,904
Andrew Burke	$105,637 (40% of base salary)	$211,274
Stephen Kim	$90,000 (36% of base salary)	$180,000

Bonus ties to individual objectives

Mr. Mendes received 95% of the maximum amount attributable to accomplishment of his fiscal 2009 individual objectives, resulting in a bonus payment of $245,708. The Board considered the following performance in determining the individual goal performance element of Mr. Mendes’ non-equity incentive plan award:

Individual Objective	Assessment

Retail growth	Achieved 26% retail growth, record snack sales market share and 113% snack sales growth. Improved distribution and merchandising in grocery, mass merchandise and club channels.
Margin improvement	Drove product mix to 81% retail and managed costs to drive significant gross margin improvement.
Pop Secret Integration	Successfully integrated Pop Secret brand. Assumed production planning ahead of schedule and executed order-to-cash conversion after acquisition of Pop Secret microwave popcorn brand.
Leadership team	Restructured leadership team and filled key management positions.

Mr. Neil received 95% of the maximum amount attributable to accomplishment of individual objectives for fiscal 2009, resulting in a bonus payment of $113,976. The Committee considered Mr. Neil’s performance in successfully closing the Pop Secret transaction and managing the integration process, driving infrastructure improvements in the treasury, investor relations, accounting and information technology functions, and providing leadership in recruiting management talent and litigation activities.

Mr. Johnson received 92.5% of the maximum amount attributable to accomplishment of individual objectives for fiscal 2009, resulting in a bonus payment of $104,040. The Committee considered Mr. Johnson’s performance in achieving net sales targets and record market share, driving distribution of core products, executing promotional strategies and reorganizing the sales organization.

Mr. Burke received 92% of the maximum amount attributable to accomplishment of individual objectives for fiscal 2009, resulting in a bonus payment of $48,593. The Committee considered Mr. Burke’s performance in achieving net sales targets, record market share and distribution gains, development of new product and brand-building initiatives and developing the marketing organization.

Mr. Kim received 90.5% of the maximum amount attributable to accomplishment of individual objectives for fiscal 2009, resulting in a bonus payment of $40,725. The Committee considered Mr. Kim’s performance in managing litigation matters, driving recruiting and retention efforts, analyzing and developing compensation systems to incent performance and development of Diamond’s intellectual property portfolio.

Mr. Ford retired in April 2009 and therefore did not receive an annual bonus payment.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Diamond’s Annual Report on Form 10-K for the year ended July 31, 2009.

COMPENSATION COMMITTEE

Robert Zollars, Chairman
Laurence Baer
Glen Warren

Summary of Executive Compensation

The following table presents information about the compensation for the 2009 fiscal year awarded to, earned by or paid to our named executive officers serving in that capacity as of July 31, 2009 and one former executive officer. We also provide benefits to our executive officers that are generally available to all of our employees.

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)		($)

Michael Mendes	2009	607,329	836,570	(5)	558,873	202,627	1,280,268	23,116	225,606	(6)	3,734,389
President and Chief	2008	537,342	—		1,924,329	286,111	610,000	8,971	358,069		3,724,821
Executive Officer	2007	509,280	—		1,583,176	287,901	456,225	273,058	246,275		3,327,796
Steven Neil	2009	415,385	119,510	(5)	226,033	66,094	593,874	—	64,442	(7)	1,485,336
Executive Vice President, Chief Financial & Administrative Officer	2008	161,539	25,000		97,950	26,214	121,333	—	12,101		444,137
Lloyd Johnson	2009	352,500	50,000	(8)	210,966	81,763	553,944	—	52,532	(9)	1,301,705
Executive Vice President, Chief Sales Officer
Andrew Burke	2009	256,019	119,510	(5)	152,104	50,507	259,867	—	21,206	(10)	859,213
Senior Vice President,	2008	245,192	—		141,546	55,412	116,181	—	21,306		579,367
Marketing	2007	237,692	—		74,622	36,077	83,795	—	16,546		448,732
Stephen Kim	2009	219,139	66,926	(5)	79,697	7,290	220,725	—	30,747	(11)	624,524
Vice President, General Counsel and Human Resources	2008	196,431	—		132,200	17,602	91,575	—	29,724		467,532
Gary Ford(12)	2009	233,077	290,409	(5)	223,097	18,644	—	—	150,300	(13)	915,527
Former Executive Vice President,	2008	288,344	—		759,476	47,013	211,120	—	75,155		1,381,107
Chief Operating Officer	2007	274,039	—		685,384	42,143	171,646	—	74,278		1,247,490

(1)	Represents compensation expense recognized for financial reporting purposes in accordance with SFAS 123R related to awards of restricted stock and is not an indication of financial gain. Amounts are based on our SFAS 123R assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures.

(2)	Represents compensation expense recognized for financial reporting purposes in accordance with SFAS 123R related to options to purchase common stock and is not an indication of financial gain. Amounts are based on our SFAS 123R assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures.

(3)	Reflects amounts earned on annual non-equity incentive plan awards.

(4)	Represents the increase in present value of accumulated benefits accrued under the Diamond Foods Retirement Restoration Plan, in which the Chief Executive Officer participates.

(5)	Except as otherwise indicated, amounts in this column represent payments under our cash/stock election program.

(6)	Includes $134,443 in unused vacation time disbursements, $24,650 in tax gross up payments, $11,827 in life insurance and health insurance premium payments and $7,350 in 401(k) contributions. The remaining amounts are comprised of moving expense, health care cost reimbursements, health club membership, office parking and financial planning services.

(7)	Includes $27,155 in health care cost reimbursements, $11,443 in life insurance and health insurance premium payments and $7,565 in 401(k) contributions. The remaining amounts are comprised of health club membership, car allowance payments and office parking.

(8)	Represents a sign-on bonus.

(9)	Includes $10,169 in life insurance and health insurance premium payments, $2,218 in tax gross up amounts and $3,600 in 401(k) contributions. The remaining amounts are comprised of temporary housing costs, health club membership, health care reimbursements, financial planning services, car allowance payments and office parking.

(10)	Includes $1,082 in tax gross up amounts, $11,115 in life insurance and health insurance premium payments and $7,049 in 401(k) contributions. The remaining amount is comprised of health club membership costs.

(11)	Includes $1,082 in tax gross up payments, $11,039 in life insurance and health insurance premium payments and $6,522 in 401(k) contributions. The remaining amounts are comprised of health club membership, health care reimbursements and office parking.

(12)	Mr. Ford retired from Diamond in April 2009.

(13)	Includes $5,506 in tax gross up payments, $11,243 in life insurance and health insurance premium payments, $104,999 in unused vacation time disbursements and $6,424 in 401(k) contributions. The remaining amounts are comprised of health care reimbursements, financial planning services and office parking.

2009 GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Number of	or Base	Value of
		Non-Equity Incentive Plan			Equity Incentive Plan			of Shares	Securities	Price of	Stock and
		Awards(1)			Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Michael Mendes	N/A	0	646,600	1,293,200	—	—	—	—	—	—	—
	8/8/08	—	—	—	—	—	—	35,000	—	—	880,600	(2)
Steven Neil	N/A	0	299,936	599,872	—	—	—	—	—	—	—
	8/8/08	—	—	—	—	—	—	5,000	—	—	125,800	(2)
Lloyd Johnson	N/A	0	281,191	562,381	—	—	—	—	—	—	—
	9/30/08	—	—	—	—	—	—	33,000	—	—	924,900	(3)
	9/30/08	—	—	—	—	—	—	—	33,000	$28.03	358,380	(3)
Andrew Burke	N/A	0	132,046	264,092	—	—	—	—	—	—	—
	8/8/08	—	—	—	—	—	—	5,000	—	—	125,800	(2)
Stephen Kim	N/A	0	112,500	225,000	—	—	—	—	—	—	—
	8/8/08	—	—	—	—	—	—	4,200	—	—	105,672	(2)
Gary Ford	8/8/08	—	—	—	—	—	—	14,850	—	—	373,626	(2)

(1)	Reflects potential payouts of amounts that could have been earned with respect to fiscal 2009 threshold, target and maximum levels under the Diamond Foods Annual Bonus Program. Targets for non-equity incentive plan awards are based on 50% of the maximum possible bonus award. Actual amounts earned for fiscal 2009 have been reported in “Summary Compensation Table” as Non-Equity Incentive Plan Compensation. The “Maximum” amounts are based on percentages of salaries in effect as of September 2009. The maximum bonus percentages of salary are: Chief Executive Officer — 200%; Chief Financial and Administrative Officer — 140%; Chief Sales Officer — 140%; Senior Vice President Marketing — 100%; and Vice President, General Counsel & HR — 90%. Under the Annual Bonus Program, named executive officers could receive no payment if performance objectives are not met. Accordingly, the “Threshold” amounts are $0.

(2)	This award of restricted stock was granted under the 2005 Equity Incentive Plan. The restricted stock vests as to one-fourth of the shares on each anniversary of grant. Amounts shown represent the grant date fair value under FAS 123R of the restricted stock grants without giving effect to any forfeiture rate.

(3)	Mr. Johnson joined Diamond in September 2008, in connection with which he received a new hire grant of 33,000 shares of restricted stock and an option to purchase 33,000 shares of common stock, each of which was granted under the 2005 Equity Incentive Plan. The restricted stock vests as to one-fourth of the shares on the first four grant date anniversaries. Amounts shown represent the grant date fair value under FAS 123R of the restricted stock grants without giving effect to any forfeiture rate. The option vests as to one-fourth of the subject shares on the first anniversary of the grant date and quarterly thereafter over the following 12 quarters. The options have a maximum term of ten years subject to earlier termination upon cessation of service to Diamond. Amounts shown in this column represent the grant date fair value under FAS 123R of the stock options without giving effect to any forfeiture rate.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards	Stock Awards
Equity	Equity
Equity	Incentive	Incentive
Incentive	Market	Plan Awards:	Plan Awards:
Plan Awards:	Value of	Number of	Market or
Number of	Number of	Number of	Shares or	Unearned	Payout Value
Securities	Number of	Securities	Shares or	Units of	Shares, Units	of Unearned
Underlying	Securities	Underlying	Units of	Stock	or Other	Shares, Units or
Unexercised	Underlying	Unexercised	Option	Stock that	that	Rights that	Other Rights
Options (#)	Unexercised	Unearned	Exercise	Option	have Not	have Not	have Not	that have
Exercisable	Options (#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	(1)	Unexercisable	(#)	($)	Date	(#)(2)	($)(3)	(#)	($)

Michael Mendes	253,333	—	—	17.00	7/20/15	60,000	(4)	1,692,000	—	—
168,750	(5)	56,250	(5)	—	17.07	10/25/15	35,000	(6)	987,000	—	—
63,288	—	—	21.00	1/10/16	—	—	—	—
Steven Neil	10,000	—	—	17.00	7/20/15	33,750	(7)	951,750	—	—
10,000	—	—	15.01	7/20/16	5,000	(6)	141,000	—	—
10,000	—	—	17.03	7/20/17	—	—	—	—
11,250	(8)	33,750	(8)	—	18.27	3/25/18	—	—	—	—
Lloyd Johnson	—	33,000	(9)	—	28.03	9/30/18	33,000	(10)	930,600	—	—
Andrew Burke	15,000	—	—	14.93	6/19/16	11,250	(4)	317,250	—	—
11,249	(11)	3,751	(11)	—	15.83	3/14/17	5,000	(6)	141,000	—	—
Stephen Kim	10,387	—	—	17.00	7/20/15	7,500	(4)	211,5007	—	—
7,000	—	—	21.00	1/10/16	4,200	(6)	118,440	—	—

(1)	All options set forth in the table have a ten-year term. The unvested portion of an option will expire prior to its stated expiration date in the event of the optionee’s termination of employment.

(2)	Represents restricted stock awards that vest subject to continued employment with Diamond.

(3)	The market value of the unvested restricted shares was computed using $28.20, which was the closing price of Diamond Foods common stock on July 31, 2009.

(4)	These shares were granted on August 9, 2007, and vest in four equal annual installments on the anniversary of the grant date, until fully vested on August 9, 2011.

(5)	From 2001 until October 2005, Mr. Mendes was the beneficiary of a Long Term Incentive Compensation program (“LTIC”), pursuant to which Diamond agreed to provide Mr. Mendes with annual cash benefits over a ten year period, with payments to begin as early as Mr. Mendes’ 50th birthday, under certain circumstances. To better align Mr. Mendes’ interests with those of our stockholders, on October 25, 2005, the Board approved terminating the LTIC and granted Mr. Mendes an option to purchase 225,000 shares of our common stock. The option vests over five years, with options to purchase 20% of the shares vesting on October 25, 2006, and the remainder vesting on a pro rata basis on each quarterly anniversary thereafter over the next four years. The option became fully vested on October 25, 2010.

(6)	These shares were granted on August 8, 2008, and vest in two equal annual installments on the third and fourth anniversaries of the grant date, until fully vested on August 8, 2012.

(7)	These shares were granted on March 25, 2008 in connection with Mr. Neil’s employment with Diamond, and vest in four equal annual installments on the anniversary of the grant date, until fully vested on March 25, 2012.

(8)	These options were granted on March 25, 2008 in connection with Mr. Neil’s employment with Diamond. One-fourth of the options vested on the first anniversary of the grant date, and the balance vest in 12 equal quarterly installments thereafter until fully vested on March 25, 2012.

(9)	These options were granted on September 30, 2008 in connection with Mr. Johnson’s employment with Diamond. One-fourth of the options vested on September 30, 2009, and the balance vest in 12 equal quarterly installments thereafter until fully vested on September 30, 2012.

(10)	These shares were granted on September 30, 2008 in connection with Mr. Johnson’s employment with Diamond, and vest in four equal annual installments on the anniversary of the grant date, until fully vested on September 30, 2012.

(11)	These options were granted on March 14, 2007 in connection with Mr. Burke’s promotion to Senior Vice President, Marketing. One-third of the options vested on March 14, 2008, and the balance vest in eight equal quarterly installments thereafter until fully vested on March 14, 2010.

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(2)

Michael Mendes	—	—	27,034	667,720
Steven Neil	—	—	11,250	290,925
Lloyd Johnson	—	—	—	—
Andrew Burke	—	—	8,750	232,125
Stephen Kim	—	—	4,834	125,224

(1)	Represents shares of restricted stock that vested during fiscal 2008.

(2)	Calculated using the closing price of our common stock on the date of vesting.

PENSION BENEFITS

We maintain the Diamond Foods Retirement Restoration Plan, a defined benefit pension plan that provides unfunded, non-qualified benefits. The normal retirement benefit provided under the Retirement Restoration Plan is payable as a ten-year certain and life annuity beginning at age 60. The benefit is the amount by which the monthly target benefit under the plan exceeds the monthly benefit that was paid out in a prior year from the Diamond Foods, Inc. Pension Plan, a qualified defined benefit pension plan we sponsored previously but then terminated. The target benefit under the Retirement Restoration Plan is the amount resulting from the formula below that produces the higher benefit:

•	2% of the annual average compensation multiplied by years of credited service. Once this amount is calculated, subtract 1% multiplied by the social security benefit payable multiplied by the years of credited service (not to exceed 40 years).

•	3% of the annual average compensation multiplied by years of credited service (not to exceed 15 years). Once this amount is calculated, add 1/2% of the annual average compensation multiplied by the years of credited service that exceed 15 years. Once this amount is added, subtract 3 1/3% of the social security benefit payable multiplied by the years of credited service (not to exceed 15 years).

For the purposes of these calculations, annual average compensation is the highest average of annual compensation over five consecutive years out of the ten years preceding the earlier of the date of termination of employment and the participant’s 65th birthday. Compensation includes base salary and bonus, but excludes restricted stock awards.

Benefits are payable after the first to occur of the following:

•	Death

•	Disability

•	Termination of employment

•	Age 55.

Benefits are reduced for commencement before age 60 as follows:

•	If the participant is at least age 50 with 10 or more years of service, the reduction is 1/3% per month for each month commencement precedes age 60,

•	Otherwise, the reduced benefit is the actuarial equivalent of the benefit commencing at age 60, based on 8% interest and Revenue Ruling 2001-62 mortality.

Benefits are paid as a single cash payment (lump sum) equal to the actuarial present value of the early retirement benefit. The lump sum amount is determined using the basis set forth in the General Agreement on Tariffs and Trade — Retirement Protection Act of 1994 (“GATT”), utilizing the average 30-year T-bond rate for the month two months prior to the month of distribution. The higher the interest rate, the lower the lump sum, and vice versa.

Alternatively, the participant may elect to receive his benefit as an annuity and/or at a later time, but only after filing a written request that satisfies IRC Section 409A timing rules.

The Retirement Restoration Plan currently allows the participant to choose from a number of methods to receive accrued benefits, which include the following:

•	Single life annuity — A single life annuity provides a monthly benefit until death.

•	Life annuity with 5 or 10 years certain — Under this form, the participant receives a monthly benefit for life. If death occurs before the end of the 5 or 10 years, the designated beneficiary will receive the same monthly benefit for the remainder of the 5 or 10 year period.

•	Joint and survivor annuity — Under this form, the participant receives a monthly benefit paid for life. If the participant dies before their beneficiary, the beneficiary receives the selected percentage (50%, 66 2/3%, 75%, or 100%) of that monthly benefit for the rest of his or her life.

•	Lump sum payment — described above

•	Any other payment form agreed to by Diamond and the participant.

Determination of Value

The amounts shown below are based on retirement at age 60, which is the earliest age at which an unreduced retirement benefit is payable under the Retirement Restoration Plan. Other key assumptions used to determine the amounts are as follows:

•	An interest rate of 5.8%, the FASB ASC 715-30 discount rate as of July 31, 2009. The discount rate as of July 31, 2008 was 7.0%.

•	The value of benefits under the Retirement Restoration Plan has been determined assuming the benefit is received as a lump sum, with the conversion based on a 5.5% interest rate and the unisex Revenue Ruling 2001-62 mortality table. The conversion as of July 31, 2008 was based on a 6.0% interest rate assumption.

Our Chief Executive Officer currently is the sole participant in the Retirement Restoration Plan. The table below shows for him the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the Retirement Restoration Plan. The years of credited service are years of service while employed by us, and no additional years of credited service have been granted.

2009 Pension Benefits

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

Michael Mendes	Retirement Restoration Plan	16.8	2,460,527	—

Potential Payments upon Employment Termination and Change-of-Control Events

We have entered into change-of-control agreements with our executive officers. Under these agreements, if we sell all or substantially all of our assets, complete a merger after which our stockholders before the merger do not own more than 50% of the surviving or successor entity’s outstanding voting securities after the merger, or any person or entity acquires 50% or more of our outstanding voting securities, and then after such change of control the successor entity terminates the executive officer without cause (as defined below) or the executive officer terminates his employment for good reason (as defined below), then the vesting of the executive officer’s restricted stock and stock options will accelerate and the executive will become entitled to receive severance payments equal to a multiple of his current yearly salary and maximum bonus. The multiple is three times for Mr. Mendes, two times for Mr. Neil and Mr. Johnson and one time for Mr. Burke and Mr. Kim. In addition, if an executive officer elects to continue medical and/or dental coverage after termination, he will receive a monthly payment equal to the premium(s) for the coverage elected for himself and his dependents.

Under these agreements, the term “cause” means termination of employment due to the officer’s willful and continued failure to perform his or her duties to Diamond or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the officer, provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the officer has not substantially performed his or her or her duties, or the officer’s conviction of or plea of guilty or nolo contendere to felony criminal conduct.

Under these agreements, the term “good reason” means in each case without the officer’s consent or waiver: a material diminution of the officer’s duties or authority with Diamond, or the assignment of duties and responsibilities inconsistent with his or her status at Diamond, as of the date of the change of control; a reduction in base salary or material reduction in benefits as of the date of the change in control without the express written consent of the officer; any breach by us of any of our material obligations under our agreements with the officer; or a reassignment that requires the officer to move his or her principal work location more than 50 miles.

In addition, in connection with commencement of his employment as Chief Executive Officer, we agreed to provide Mr. Mendes with termination benefits independent of a change of control transaction. If we terminate Mr. Mendes’ employment for any reason other than due to his willful breach of duty, habitual neglect of duty or continued incapacity to perform, he is entitled to continuation of his salary and health, dental and vision insurance benefits for up to 12 months, and we have agreed to provide him with up to $10,000 in outplacement services.

The tables below present estimated payments and benefits that would have been provided to each of our named executive officers assuming their respective terminations as of July 31, 2009 (pursuant to a change of control agreement with respect to the named executive officers other than Mr. Mendes, and pursuant to an employment letter agreement with respect to Mr. Mendes). As a condition of receiving any severance benefits in connection with the change of control agreements, the executive must execute a full waiver and release of all claims in our favor and agree to abide by covenants regarding confidentiality, non-solicitation of employees, non-interference with our business relationships and non-competition. In addition to the benefits described in the tables below, upon termination of employment executive officers may be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	Michael Mendes	Steven Neil	Lloyd Johnson	Andrew Burke	Stephen Kim

Termination after Change of Control:
Severance — Multiple of base salary and maximum Annuals\Bonus Program award	$5,490,000	$1,996,800	$1,872,000	$512,800	$418,000
Post-termination COBRA reimbursement for 18 months	23,278	23,278	23,278	23,278	23,278
Acceleration of unvested restricted stock(1)	2,679,000	1,092,750	930,600	458,250	329,940
Acceleration of unvested options(1)	405,000	335,138	5,610	46,400	0

Total	$8,597,278	$3,447,966	$2,831,488	$1,040,728	$771,218

Voluntary Retirement:
Payment under Retirement Restoration Plan(2)	$2,460,527	$—	$—	$—	$—

Involuntary Termination:
Post-termination outplacement services	$10,000	$—	$—	$—	$—
Post-termination base salary, health and welfare benefit continuation (12 months)(3)	625,516	—	—	—	—

Total	$635,516	$—	$—	$—	$—

(1)	Amounts shown represent acceleration of vesting triggered by termination event after a change of control based on $28.20 per share, which was the closing price of our stock on July 31, 2009.

(2)	Amounts reflect estimated lump-sum present value of non-qualified retirement plan benefits.

(3)	Amounts reflect 12 months of base salary and COBRA reimbursements as of July 31, 2009.

DIRECTOR COMPENSATION

Non-employee members of our Board of Directors are compensated through cash retainers and stock option awards. For fiscal 2009, each member received an annual retainer of $50,000, and the chairman of the Board of Directors received an additional annual retainer of $10,000. Members of Board committees receive annual retainers as well, as follows: Audit Committee chair — $18,000 and other Audit Committee members — $8,000; Compensation Committee chair — $12,000 and other Compensation Committee members — $7,000; Nominating & Governance Committee chair — $9,000 and other Nominating & Governance Committee members — $4,000. All of our directors are reimbursed for their reasonable expenses in attending Board and Board committee meetings but receive no other fees for attending meetings.

Upon initial appointment or election to our Board of Directors, each non-employee director receives an automatic grant of restricted stock, and an automatic stock option grant, under our 2005 Equity Incentive Plan. The number of shares of restricted stock is equal to $120,000 divided by the closing price of our stock on the date of grant. We retain the right to repurchase these shares for the nominal purchase price until they are vested. The restricted shares vest in three equal annual installments, commencing with the first anniversary of the date of grant, provided the director remains in continuous service as a director through that date. Prior to vesting, the director is entitled to vote and receive dividends with respect to such shares, but not to transfer them. Each award will become fully vested if we are acquired prior to or at the time of the director’s termination of service. Each non-employee director also receives an automatic grant of an option to purchase 10,000 shares of our common stock, at an exercise price per share equal to the fair market value of our common stock on the date of grant. These automatic option grants have ten-year terms and will terminate six months following the date the director ceases to be one of our directors or consultants or 12 months following that date, if the termination is due to death or disability. Each automatic grant of options vests and becomes exercisable in full on the anniversary of the date of grant, provided the director remains in continuous service as a director through that date. In addition, each option award will become fully vested and exercisable if we are acquired prior to or at the time of the director’s termination of service. Each non-employee director also receives an annual grant of an option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant.

The following table shows the compensation earned in fiscal 2009 by members of our Board of Directors:

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(2)	($)

Laurence Baer	57,000	—	92,288	149,288
Ed Blechschmidt	68,000	40,003	70,005	178,008
John Gilbert	60,000	—	92,288	152,288
Robert Lea	50,000	—	92,288	142,288
Dennis Mussell	62,000	—	92,288	154,288
Joseph Silveira	58,000	—	92,288	150,288
Glen Warren	66,000	—	92,288	158,288
Robert Zollars	66,000	—	92,288	158,288

(1)	The amounts shown in this column represent compensation expense recognized for financial reporting purposes during fiscal 2009 in accordance with SFAS 123R related to the awards of restricted shares granted to Board members, without regard to forfeitures. Additional information regarding our SFAS 123R assumptions can be found in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K.

(2)	All of the non-employee directors other than Mr. Blechschmidt received an automatic award of an option to purchase 10,000 shares of our common stock on July 20, 2009 at an exercise price of $25.20 per share. Mr. Blechschmidt, who joined the Board on March 25, 2008, received an automatic award of an option to purchase 10,000 shares of our common stock on March 25, 2009, at an exercise price of $26.75 per share. The amounts shown in this column represent compensation expense recognized for financial reporting purposes during fiscal 2008 in accordance with SFAS 123R related to options to purchase common stock granted to Board members, without regard to forfeitures. Additional information regarding our SFAS 123R assumptions can be found in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Laurence Baer, Glen Warren and Robert Zollars. None of the members of the Compensation Committee is, or was at any time, an officer or employee of Diamond or any of its subsidiaries. None of our executive officers serves or has served on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving an our Board of Directors or Compensation Committee during the most recently completed fiscal year.

Equity Compensation Plan Information

The following table sets forth information as of July 31, 2009 regarding equity awards under our 2005 Equity Incentive Plan:

Equity Compensation Plan Information Table

Weighted
	Number of Securities	Average Exercise
	to be Issued Upon	Price of	Number of Securities
	Exercise of	Outstanding	Available for Future
	Outstanding Options,	Options, Warrants	Issuance Under Equity
	Warrants and Rights	and Rights	Compensation Plans

Equity compensation plans approved by security holders	1,331,737	$18.54	1,009,557	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	1,331,737	$18.54	1,009,557	(1)

(1)	All of the shares available for grant under the 2005 Equity Incentive Plan may be issued in the form of stock options, restricted stock, stock bonuses, stock appreciation rights or restricted stock units. Under the terms of our 2005 Equity Incentive Plan, on the first business day of each fiscal year through 2014, the aggregate number of shares reserved and available for grant and issuance pursuant to the plan is automatically increased by a number of shares equal to 2% of the total outstanding shares as of the immediately preceding July 31, or a lesser number of shares determined by our Board of Directors, provided that no more than 25,000,000 shares may be issued pursuant to the exercise of incentive stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Any related party transactions must be reviewed and approved by the Audit Committee or another independent body of the Board of Directors in accordance with the written Audit Committee Charter.

Other than the arrangements described in “Corporate Governance and Board of Directors Matters — Independent Directors,” “Executive Compensation,” “Director Compensation” and the transactions described below, since August 1, 2007 there has not been, and there currently is not proposed, any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or exceeds $120,000, and in which any director, executive officer, holder of more than 5% of any class of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Grower Payments

We have paid members of our Board of Directors who are currently growers from whom we purchase walnuts, or an affiliate of such growers, for walnut products we received from them in the ordinary course of our business. The following table shows the payments received by the directors who also sold walnuts to us in fiscal 2008 and fiscal 2009 through October 13, 2009:

	Fiscal	Grower
Name	Year	Payments

John J. Gilbert(1)	2009	$2,279,549
	2008	$1,974,326
Robert M. Lea	2009	$755,812
	2008	$742,539

(1)	Represents amounts paid to Rio Oso Groves, Inc., of which Mr. Gilbert is an owner and executive officer, and to Gilbert Orchards, a corporation of which Mr. Gilbert is an owner and executive officer.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages resulting from breach of fiduciary duty as directors, except for liability:

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we:

•	must indemnify its directors and executive officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

•	may indemnify our other employees and agents to the same extent that we indemnified our directors and executive officers, unless otherwise required by law, our certificate of incorporation, bylaws or agreements; and

•	must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification provided in our certificate of incorporation and bylaws and to provide additional procedural protections. Presently, there is no pending litigation or proceeding involving any of our directors, executive officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain liability insurance for our directors and officers and have obtained a rider to this coverage for securities matters.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission and our Bylaws. Under SEC rules, any stockholder who intends to present a proposal at our 2011 annual meeting of stockholders must submit the proposal, in writing, so that we receive it at our principal executive offices no later than July 26, 2010 in order for the proposal to be included in our proxy statement and proxy for the 2011 annual meeting. Stockholders wishing to present a proposal at our 2011 annual meeting of stockholders or to nominate a person to our Board of Directors at the 2011 annual meeting of stockholders (but not include such nomination in the proxy statement) must submit such proposal or nominee to us no earlier than October 15, 2010 and no later than November 14, 2010 if they wish for it to be eligible for presentation at our 2010 annual meeting. To be valid, submission of a director nominee must include the information contained in Section 1.11(a)(ii) of our Bylaws.

If the 2011 annual meeting of stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the prior year’s annual meeting of stockholders, then nominations and stockholder proposals must be received not earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board of Directors may recommend.

Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Meeting.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 15, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/DMND

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Robert M. Lea	☐	☐	02 - Dennis Mussell	☐	☐	03 - Glen C. Warren, Jr.	☐	☐

		For	Against	Abstain
2.	Approval of Deloitte & Touche LLP as independent registered public accounting firm.	☐	☐	☐
 B   Non-Voting Items
Change of Address – Please print new address below.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — DIAMOND FOODS, INC.

Annual Meeting of Stockholders to be held on January 15, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Michael J. Mendes and John J. Gilbert, and each of them, as the Proxyholders, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Diamond Foods, Inc. (the “COMPANY”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on January 15, 2010 at 9:00 a.m., at 333 Battery Street, San Francisco, CA 94111 and any adjournment or postponement thereof.
This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the Proxy will be voted FOR the Proposals and in accordance with the judgement and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14A-4(c) promulgated under the Securities Exchange Act of 1934, as amended.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE VOTED ON REVERSE SIDE.	SEE REVERSE SIDE